As filed with the United States Securities and Exchange Commission on April 1, 2026

Registration No. 333-284266

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-1

ON FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Adagio Medical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-42199 (Commission File Number)	99-1151466 (I.R.S. Employer Identification Number)

26051 Merit Circle, Suite 102
Laguna Hills, California 92653
(949) 348-1188

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Todd Usen
Chief Executive Officer
26051 Merit Circle, Suite 102
Laguna Hills, California 92653
(949) 348-1188

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Eric Blanchard
Paul Alexander
Cooley LLP
500 Boylston Street
14th Floor
Boston, MA 02116
(617) 937-2300

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On July 31, 2024 (the “Closing Date”), ARYA Sciences Acquisition Corp IV, a Cayman Islands exempted company (“ARYA”), Aja Holdco, Inc., a Delaware corporation and wholly owned subsidiary of ARYA (“ListCo”), Aja Merger Sub 1, a Cayman Islands exempted company and wholly owned subsidiary of ListCo (“ARYA Merger Sub”), Aja Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of ListCo (“Adagio Merger Sub”), and Adagio Medical, Inc., a Delaware corporation (“Adagio Medical”) consummated the previously announced business combination (“Business Combination”) pursuant to the terms of that certain Business Combination Agreement, dated February 13, 2024, as amended by the Consent and Amendment No. 1 to Business Combination Agreement, dated as of June 25, 2024 (the “Business Combination Agreement”), each by and among the foregoing parties. In connection with the closing of the Business Combination, among other things, (i) ARYA Merger Sub merged with and into ARYA (the “ARYA Merger”) and Adagio Merger Sub merged with and into Adagio Medical (the “Adagio Merger” and, together with the ARYA Merger, the “Mergers”), with ARYA and Adagio Medical surviving the Mergers and, after giving effect to such Mergers, each of ARYA and Adagio Medical became a wholly owned subsidiary of ListCo (the time that the ARYA Merger becomes effective being referred to as the “ARYA Merger Effective Time,” the time that the Adagio Merger becomes effective being referred to as the “Adagio Merger Effective Time,” the time after which both Mergers become effective being referred to as the “Closing”), (ii) in connection with the Closing, an amended and restated certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware took effect (the “Charter”), and the board of directors of the Company (the “Board”) approved and adopted amended and restated bylaws of the Company (the “Bylaws”), and (iii) in connection with the Closing, ListCo changed its name to “Adagio Medical Holdings, Inc.” (“Adagio Holdings”).

On February 4, 2025, the Company filed a registration statement on Form S-1 (File No. 333-284266, the “Registration Statement”) which contained a combined prospectus pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (“SEC”) which was declared effective on February 7, 2025.

The Registration Statement related to the offer, sale or other disposition from time to time of up to 67,963,695 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), by the selling stockholders named in this prospectus or their permitted transferees (collectively, the “selling stockholders”), consisting of (i) up to 7,951,913 shares of Common Stock (excluding the shares of Common Stock underlying the PIPE Warrants (as defined below)) (the “PIPE Shares”) and 110,000 shares of Common Stock (the “Registration Delay Shares”) issued pursuant to the terms of the Convert Waivers (as defined below), (ii) up to 670,000 shares of Common Stock issuable upon exercise of pre-funded warrants to purchase shares (the “Pre-Funded Warrant Shares”) of Common Stock, with an exercise price of $0.01 per share (the “Pre-Funded Warrants”), (iii) up to 7,528,727 shares of Common Stock (the “PIPE Warrant Shares”) issuable upon exercise of warrants to purchase shares of Common Stock, with an exercise price of $10.00 per share (the “PIPE Warrants”), in each of cases (i) through (iii), issued pursuant to those certain amended and restated subscription agreements, dated July 31, 2024 (the “Subscription Agreements”), by and among us, ARYA Sciences Acquisition Corp IV, a Cayman Islands exempted company (“ARYA”), and certain selling stockholders named therein (the “PIPE Investors”) at an effective price of approximately $7.10 per PIPE Share and/or Pre-Funded Warrant, (iv) up to 46,717,980 shares of Common Stock (excluding the shares of Common Stock underlying the Convert Warrants (as defined below)) (the “Convertible Note Shares”) issuable upon the conversion of those certain 13% senior secured convertible notes, with a conversion price of $10.00 per share, subject to adjustment as provided in the Convertible Security Subscription Agreement (as defined below), (the “Convert Notes”), (v) up to 900,000 shares of Common Stock (the “Convert Warrant Shares”) issuable upon exercise of warrants to purchase shares of Common Stock, with an exercise price of $24.00 per share, subject to adjustment as provided in such warrants (the “Convert Warrants” and, together with the PIPE Warrants, the “Warrants”), in each of cases (iv) and (v), issued pursuant to that certain securities purchase agreement, dated February 13, 2024, by and among us and certain investors named therein (the “Convert Investors”), and any assignment thereunder (the “Convertible Security Subscription Agreement”), and that certain note purchase agreement, dated February 13, 2024, by and among us, Adagio Medical, Inc., a Delaware corporation, and Perceptive Life Sciences Master Fund, Ltd, a Cayman Islands exempted company (the “2024 Bridge Financing Note Subscription Agreement”), (vi) up to 2,354,100 shares issued to ARYA Sciences Holdings IV, a Cayman Islands exempted company (the “Sponsor”), consisting of 499,000 shares of Common Stock that were initially issued to Sponsor in a private placement as Class A ordinary shares of ARYA at a price of $10.00 per share and exchanged for shares of Common Stock at Closing (as defined below) (the “Sponsor Class A Conversion Shares”), 1,500,000 shares of Common Stock that were initially issued to Sponsor as Class B ordinary shares of ARYA at an effective price of approximately $0.007 per share and exchanged for shares of Common Stock at Closing (the “Sponsor Class B Conversion Shares”), and 355,100 shares of Common Stock that were originally issued to Sponsor as Class A ordinary shares of ARYA upon the conversion of certain convertible promissory notes issued by ARYA at an effective price of $10.00 per share and exchanged for shares of Common Stock at Closing (the “Sponsor Working Capital Shares”), (vii) up to 582,475 shares of Common Stock, consisting of 492,475 shares of Common Stock issued to certain of the Company’s affiliates as consideration in connection with the Business Combination (as defined below) at an equity consideration value of approximately $9.23 per share and 30,000 shares of Common Stock issued to each of Michael Henderson, Todd Wider and Leslie Trigg (collectively, the “Independent ARYA Directors”), which were originally issued as Class B ordinary shares of ARYA, valued at approximately $0.007 per share, (viii) up to 1,147,500 shares of Common Stock issuable to the Sponsor that are subject to share trigger price vesting and will vest if, prior to the tenth anniversary of the Closing, the post-Closing share price of Common Stock equals or exceeds $24.00 per share for any 20 trading days within any 30 trading day period (the “Share Trigger Price Vesting”), which were originally issued as Class B ordinary shares of ARYA, valued at approximately $0.007 per share and exchanged for shares of Common Stock at Closing; and (ix) 1,000 shares of Common Stock issuable upon exercise of certain stock options assumed by us in connection with the consummation of the Business Combination held by the Company’s Chief Operating Officer with an exercise price of $1.67 per share

The Company is now filing this Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to the Registration Statement to convert the registration statement on Form S-1 into a registration statement on Form S-3 and contains an updated prospectus relating to the sale of securities from time to time by the selling securityholders named herein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the initial filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 1, 2026

PRELIMINARY PROSPECTUS

Up to 12,146,988 Shares of Common Stock
Up to 9,098,727 Shares of Common Stock Issuable Upon Exercise of Warrants
Up to 46,717,980 Shares of Common Stock Issuable Upon Conversion of Notes

This prospectus relates to the offer, sale or other disposition from time to time of up to 67,963,695 shares of our Common Stock, $0.0001 par value per share, by the selling stockholders named in this prospectus or their permitted transferees consisting of (i) up to 7,951,913 shares of Common Stock (excluding the shares of Common Stock underlying the PIPE Warrants) and 110,000 shares of Common Stock issued pursuant to the terms of the Convert Waivers, (ii) up to 670,000 shares of Common Stock issuable upon exercise of pre-funded warrants to purchase shares of Common Stock, (iii) up to 7,528,727 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock, (iv) up to 46,717,980 shares of Common Stock (excluding the shares of Common Stock underlying the Convert Warrants) issuable upon the conversion of those certain 13% senior secured convertible notes, (v) up to 900,000 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock, (vi) up to 2,354,100 shares issued to Sponsor, (vii) up to 582,475 shares of Common Stock, consisting of 492,475 shares of Common Stock issued to certain of our affiliates as consideration in connection with the Business Combination and 30,000 shares of Common Stock issued to each of Michael Henderson, Todd Wider and Leslie Trigg, which were originally issued as Class B ordinary shares of ARYA, (viii) up to 1,147,500 shares of Common Stock issuable to Sponsor that are subject to share trigger price vesting, which were originally issued as Class B ordinary shares of ARYA and exchanged for shares of Common Stock at Closing; and (ix) 1,000 shares of Common Stock issuable upon exercise of certain stock options assumed by us in connection with the consummation of the Business Combination held by our Chief Operating Officer.

The selling stockholders or their permitted transferees may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of common stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock or Warrants. See the section titled “Plan of Distribution.”

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ADGM”. On March 31, 2026, the last reported sales price of our Common Stock was $1.15 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our common stock involves risks. See the section entitled “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference herein to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated            , 2026

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling stockholders of the securities offered by them described in this prospectus, except with respect to amounts received by us upon the exercise of any warrants for cash.

Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

For investors outside of the United States: Neither we nor the selling stockholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

Unless stated otherwise, references in this prospectus to “we,” “us,” “our,” or “the Company,” refer to ListCo before the consummation of the Business Combination or Adagio Holdings after the Business Combination, as the context suggests.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and any prospectus supplement delivered with this prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary,” and “Risk Factors,” but may also be contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or the negative of these terms or other similar expressions intended to identify statements about the future. These statements speak only as of the date such forward-looking statement is made and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements include, without limitation, statements about:

•	the timing, progress and results of our clinical trials of our product candidates, including statements regarding the timing of initiation and completion of studies or trials and related preparatory work, the period during which the results of the trials will become available and our research and development programs;

•	our ability to continue to develop innovative, proprietary products that address significant clinical needs in a manner that is safe and effective for patients and easy-to-use for physicians;

•	our ability to obtain and maintain regulatory clearances or approvals;

•	our ability to demonstrate safety and effectiveness in our sponsored and third-party clinical trials;

•	our ability to increase physician awareness;

•	our ability to obtain and maintain coverage and adequate reimbursement for procedures using our products;

•	our ability to attract and retain skilled research, development, sales and clinical personnel;

•	our ability to cost-effectively manufacture, market and sell our products;

•	our estimates of our market opportunity;

•	our expectations regarding the scope of protection from intellectual property rights covering our products;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	timing of and results from our clinical trials and other studies;

•	marketing clearances and authorization from the FDA and regulators in other jurisdictions;

•	timing of regulatory filings and feedback;

•	competition in the markets we serve;

•	our expectations of the reliability and performance of our products;

•	our expectations of the benefits of our products to patients, providers, and payors;

•	the impact of proposed tariffs on our business, including the impact on gross margins related to our international product sales and the impact of resulting economic uncertainty on demand for our products;

•	our reliance on a limited number of suppliers, including sole source suppliers, which may impact the availability of instruments and materials;

•	our ability to sustain or increase demand for our products;

•	our estimates regarding our costs and risks associated with our international operations and expansion;

•	the effects of our corporate prioritization initiative and our expectations regarding our ability to retain and recruit key personnel;

•	our ability to attract and retain employees, including those with specialized skills and experience;

•	our expectations regarding strategic operations;

•	our ability to access capital markets;

•	our ability to fund our working capital requirements;

•	our compliance with, and the cost of, federal, state, and foreign regulatory requirements;

•	anticipated trends and challenges in our business and the markets in which we operate; and

•	our ability to continue as a going concern.

The foregoing list of risks is not exhaustive. Other sections of this prospectus, the documents incorporated by reference herein and any prospectus supplement may include additional factors that could harm our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus, the documents incorporated by reference herein and any prospectus supplement will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as required by law.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, the documents incorporated by reference herein and any prospectus supplement, the events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the “Risk Factors” section of this prospectus and in our periodic filings with the SEC for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date the statement is made, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

Frequently Used Terms

“Adagio Holdings” or “Company” means Adagio Medical Holdings, Inc., a Delaware corporation, formerly known as Aja HoldCo, Inc.

“Adagio Medical” means Adagio Medical, Inc., a Delaware corporation which, pursuant to the Business Combination, became a direct, wholly owned subsidiary of Adagio Medical Holdings, Inc., and unless the context otherwise requires, its consolidated subsidiaries.

“Adagio Merger” means the merger of Adagio Merger Sub with and into Adagio Medical, with Adagio Medical surviving the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of Adagio Holdings, on the terms and subject to the conditions in the Business Combination Agreement.

“Adagio Merger Sub” means Aja Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of Adagio prior to the consummation of the Business Combination.

“ARYA” means ARYA Sciences Acquisition Corp IV, a Cayman Islands exempted company.

“ARYA initial public offering” means ARYA’s initial public offering that was consummated on March 2, 2021.

“ARYA Merger” means the merger of ARYA Merger Sub with and into ARYA, with ARYA surviving the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of Adagio Holdings, on the terms and subject to the conditions in the Business Combination Agreement.

“ARYA Merger Sub” means Aja Merger Sub 1, a Cayman Islands exempted company and wholly owned subsidiary of Adagio prior to the consummation of the Business Combination.

“AF” means atrial fibrillation.

“Base Warrant Agreement” means an agreement by the Company to issue warrants exercisable for shares of Common Stock, at a $10.00 exercise price or on a cashless basis, entered into by certain of the PIPE Investors concurrently with the Closing.

“Board” means the board of directors of the Company.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of February 13, 2024, by and among ARYA, Adagio Holdings, Adagio Medical, and the other parties thereto, as amended by the Consent and Amendment No. 1 to Business Combination Agreement, dated as of June 25, 2024, as it may be further amended and supplemented from time to time.

“Bylaws” means those certain amended and restated bylaws of the Company.

“Charter” means the certificate of incorporation of the Company, filed with the Secretary of State of the State of Delaware on December 19, 2023 and amended on July 29, 2024.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Convert Investors” means the investors party to the Convertible Security Subscription Agreement.

“Convert Notes” means the senior secured convertible notes.

“Convert Warrants” means warrants exercisable for shares of Common Stock, at a $24.00 exercise price or on a cashless basis, issued in connection with the Convertible Security Subscription Agreement.

“Convert Warrant Shares” means those shares of Common Stock issuable upon exercise of the Convert Warrants.

“Convertible Notes” means the 13% senior secured convertible notes issuable pursuant to the Convertible Security Subscription Agreement and the 2024 Bridge Financing Note Subscription Agreement.

“Convertible Note Shares” means shares of Common Stock that are issuable upon the conversion of the Convertible Notes, at a conversion price of $10.00 per share, subject to adjustment in accordance with the terms of the Convertible Security Subscription Agreement.

“Convertible Security Subscription Agreement” means the securities purchase agreement, dated February 13, 2024, by and among the Convert Investors and the Company, and any assignment thereunder.

“Convert Waivers” means the convert waivers, dated either December 26, 2024 or January 3, 2025, by and among the Company, ARYA, Adagio Medical and the buyers thereto.

“DGCL” means the Delaware General Corporation Law, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“GAAP” means U.S. generally accepted accounting principles.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of February 13, 2024, by and among the Company, ARYA, the Sponsor, Perceptive Life Sciences Master Fund Ltd. and the other parties thereto.

“Mergers” means the ARYA Merger and the Adagio Merger.

“Nasdaq” means the Nasdaq Stock Market LLC.

“PIPE Investors” means those certain investors subscribing for shares of Common Stock and PIPE Warrants pursuant to the Subscription Agreements.

“PIPE Shares” means shares of Common Stock purchased or otherwise acquired pursuant to the Subscription Agreements.

“PIPE Warrants” means the warrants to purchase Common Stock and issued pursuant to the Base Warrant Agreement.

“Pre-Funded Warrant Agreement” means an agreement by the Company to issue warrants to purchase shares of Common Stock, at an exercise price of $0.01 per share, entered into by certain of the PIPE Investors concurrently with the Closing.

“Pre-Funded Warrant” means a pre-funded warrant to purchase shares of Common Stock issued pursuant to the Pre-Funded Warrant Agreement.

“Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

“Registration Delay Shares” means the 110 shares of Common Stock issued pursuant to the terms of the Convert Waivers.

“SEC” means the U.S. Securities and Exchange Commission.

“Share Trigger Price Vesting” means the vesting of the 1,147,500 shares of Common Stock, which will vest if the post-Closing share price of the Common Stock exceeds $24.00 per share.

v

“Sponsor” means ARYA Sciences Holdings IV, a Cayman Islands exempted company.

“Sponsor Class A Conversion Shares” means 499,000 shares of Common Stock that were initially issued to Sponsor in a private placement as Class A ordinary shares of ARYA at a price of $10.00 per share and exchanged for shares of Common Stock at Closing.

“Sponsor Class B Conversion Shares” means 1,500,000 shares of Common Stock that were initially issued to Sponsor as Class B ordinary shares of ARYA at an effective price of approximately $0.007 per share and exchanged for shares of Common Stock at Closing.

“Sponsor Working Capital Shares” means 355,100 shares of Common Stock that were originally issued to Sponsor as Class A ordinary shares of ARYA upon the conversion of certain convertible promissory notes issued by ARYA at an effective price of $10.00 per share and exchanged for shares of Common Stock at Closing.

“Subscription Agreements” means the amended and restated subscription agreements, dated July 31, 2024, by and among the Company, ARYA and each of the PIPE Investors, as may be amended, supplemented or otherwise modified from time to time.

“Warrants” means the Convert Warrants and the PIPE Warrants.

“2024 Bridge Financing Note” means the $7,000,000 convertible promissory note of Adagio Medical issued to a certain investor pursuant to the 2024 Bridge Financing Note Subscription Agreement and which converted into Convertible Notes and Convert Warrants pursuant to the terms of the 2024 Bridge Financing Note Subscription Agreement (subject to adjustment).

“2024 Bridge Financing Note Subscription Agreement” means the note purchase agreement, dated February 13, 2024, by and among the Company, Adagio Medical, and that certain investor party thereto.

Prospectus Summary

Overview

We are a medical device company focused on developing and commercializing products for the treatment of cardiac arrhythmias with our novel, proprietary, catheter-based Ultra-Low Temperature Ablation (“ULTA”) technology. Our initial focus is on the treatment of ventricular tachycardia (“VT”). VT is a rapid, abnormal heart rhythm, or arrhythmia, that originates in the heart’s lower chambers, or ventricles, potentially leading to impaired blood flow and, if sustained, VT can be fatal. VT-associated sudden cardiac death (“SCD”) accounts for approximately 300,000 deaths each year in the United States. Radio Frequency (“RF”) ablation catheters currently used to treat VT were primarily designed and approved for the treatment of atrial fibrillation (“AF”) and are therefore not designed to optimally treat the specifics of the ventricular anatomy and disease. As a result, VT procedures performed with current devices can be overly complex and can lead to sub-optimal outcomes, factors that have potentially led to the limited growth in the market for VT ablations.

Our clinically tested, proprietary ULTA products are purpose-built to treat patients with VT and are designed to address the unique anatomy of the ventricle and the specific needs of the VT patient. Our ULTA approach is built on the hypothesis that large and durable lesions extending through the depth of both diseased and healthy muscular tissue of the ventricle of the heart (ventricular myocardium) is a foundation for improving the effectiveness of VT ablations and patient outcomes. Our differentiated catheters are designed for large, durable, titratable, deep lesions within the ventricle through an endocardial approach with no required irrigation. In October 2025, we announced completion of enrollment in our FULCRUM-VT Pivotal U.S. Food and Drug Administration (“FDA”) Investigational Device Exemption (“IDE”) study evaluating the vCLASTM Cryoablation System for ablation of monomorphic ventricular tachycardia (“MMVT”) in patients with both ischemic and non-ischemic cardiomyopathy. The vCLAS System, which was granted Breakthrough Device Designation by the FDA in April 2025, is built on our proprietary ULTA technology platform.

We are also currently developing a next-generation ULTA technology for VT. This catheter, which requires only a single freeze, is being designed to improve customer usability and integration with the existing ablation laboratory workflow. The next-generation catheter features a more flexible, smaller diameter shaft that is compatible with the industry-standard size 8.5 French sheaths, and is designed to operate at lower ablation temperatures resulting in the shorter, single-freeze ablation protocol. We have completed the design phase with this device.

We have also developed a technology that utilizes ULTA in combination with PFA, which we call Pulsed Field Cryoablation (“PFCA”). Early demonstration of PFCA technology has been performed in the European PARALELL trial in patients with persistent atrial fibrillation and in preclinical studies targeting VT ablations.

Background

On July 31, 2024, (the “Closing Date”), ARYA Sciences Acquisition Corp IV, a Cayman Islands exempted company (“ARYA”), Aja Holdco, Inc. (“ListCo”), a Delaware corporation and wholly-owned subsidiary of ARYA, Aja Merger Sub 1, a Cayman Islands exempted company and wholly-owned subsidiary of ListCo (“ARYA Merger Sub”), Aja Merger Sub 2, Inc., a Delaware corporation and wholly-owned subsidiary of ListCo (“Company Merger Sub”), and Adagio Medical, Inc., a Delaware corporation (“Legacy Adagio”), consummated the business combination pursuant to the terms of the Business Combination Agreement, dated February 13, 2024, by and among the foregoing parties, as amended by the Consent and Amendment No. 1 to Business Combination Agreement, dated as of June 25, 2024, by and between ARYA and Adagio (the “Business Combination Agreement”).

Pursuant to the Business Combination Agreement, on the Closing Date, (i) ARYA Merger Sub merged with and into ARYA (the “ARYA Merger”) and Company Merger Sub merged with and into Legacy Adagio (the “Adagio Merger” and, together with the ARYA Merger, the “Mergers”), with ARYA and Legacy Adagio surviving the Mergers and, after giving effect to such Mergers, each of ARYA and Legacy Adagio becoming a wholly owned subsidiary of ListCo (the time that the ARYA Merger becomes effective being referred to as the “ARYA Merger Effective Time,” the time that the Adagio Merger becomes effective being referred to as the “Adagio Merger Effective Time,” the time after which both Mergers become effective being referred to as the “Closing,” and the date on which the Closing occurs being referred to as the “Closing Date”), (ii) ListCo filed with the Secretary of State of the State of Delaware an amended and restated certificate of incorporation of ListCo, and the board of directors of ListCo approved and adopted amended and restated bylaws of ListCo, and (iii) ListCo changed its name to Adagio Medical Holdings, Inc.

Corporate Information

We were originally known as Aja Holdco, Inc., which was incorporated as a Delaware corporation on December 19, 2023. On July 31, 2024, the Company, Adagio Medical, Adagio Merger Sub, ARYA and ARYA Merger Sub consummated the transactions contemplated under the Business Combination Agreement, following the approval at the annual meeting of the stockholders of ARYA held on July 26, 2024.

Our principal executive offices are located at 26051 Merit Circle, Suite 102, Laguna Hills, California, and our telephone number is (949) 348-1188. Our corporate website address is https://us.adagiomedical.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an EGC under the JOBS Act until the earliest of (i) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (ii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

We are also a “smaller reporting company” as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. If we are a smaller reporting company at the point when we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Controlled Company Exemption

Perceptive Life Sciences Master Fund, Ltd, a Cayman Islands exempted company (the “Perceptive PIPE Investor”) owns over 69% of our outstanding voting power for the election of directors. As a result, we are a “controlled company” within the meaning of applicable Nasdaq rules and, consequently, qualify for exemptions from certain corporate governance requirements. Our stockholders do not have the same protections afforded to stockholders of companies that are subject to such requirements.

The Offering

Shares of Common Stock offered by the selling stockholders	Up to 67,963,695 shares of Common Stock, consisting of (i) up to 7,951,913 PIPE Shares and up to 110,000 Registration Delay Shares issued pursuant to the terms of the Convert Waivers, (ii) up to 670,000 Pre-Funded Warrant Shares, with an exercise price of $0.01 per share (iii) up to 7,528,727 PIPE Warrant Shares, with an exercise price of $10.00 per share issuable upon exercise of the PIPE Warrants at an effective price of approximately $7.10 per PIPE Share, (iv) up to 46,717,980 Convertible Note Shares issuable upon the conversion of those certain 13% senior secured convertible notes, with a conversion price of $10.00 per share, subject to adjustment as provided in the Convertible Security Subscription Agreement, (v) up to 900,000 Convert Warrant Shares issuable upon exercise of the Convert Warrants, with an exercise price of $24.00 per share, subject to adjustment as provided in such warrants (vi) up to 2,354,100 shares issued to the Sponsor, consisting of 499,000 Sponsor Class A Conversion Shares that were initially issued to Sponsor in a private placement as Class A ordinary shares of ARYA at a price of $10.00 per share, 1,500,000 Sponsor Class B Conversion Shares that were initially issued to Sponsor as Class B ordinary shares of ARYA at an effective price of approximately $0.007 per share and exchanged for shares of Common Stock at Closing and 355,100 Sponsor Working Capital Shares that were originally issued to Sponsor as Class A ordinary shares of ARYA upon the conversion of certain convertible promissory notes issued by ARYA at an effective price of $10.00 per share (vii) up to 582,475 shares including 492,475 issued to certain of our affiliates as consideration in connection with the Business Combination at an equity consideration value of approximately $9.23 per share and 90,000 shares issued to each of Michael Henderson, Todd Wider and Leslie Trigg which were originally issued as Class B ordinary shares of ARYA, valued at approximately $0.007 per share (viii) up to 1,147,500 shares of Common Stock issuable to the Sponsor that are subject to Share Trigger Price Vesting, which were originally issued as Class B ordinary shares of ARYA, valued at approximately $0.007 per share and exchanged for shares of Common Stock at Closing; and (ix) 1,000 shares of Common Stock issuable upon exercise of certain stock options assumed by us in connection with the consummation of the Business Combination held by our Chief Operating Officer with an exercise price of $1.67 per share.

Shares of Common Stock outstanding prior to the exercise or issuance of all of the Pre-Funded Warrants, PIPE Warrants, Convertible Notes, Convert Warrants, shares of Common Stock issuable to Sponsor that are subject to Share Trigger Price Vesting, and shares of Common Stock issuable upon exercise of certain stock options assumed by us in connection with the consummation of the Business Combination	22,210,459 (as of March 23, 2026)

Shares of Common Stock outstanding assuming exercise or issuance of all of the Pre-Funded Warrants, PIPE Warrants, Convertible Notes, Convert Warrants, shares of Common Stock issuable to Sponsor that are subject to Share Trigger Price Vesting, and shares of Common Stock issuable upon exercise of certain stock options assumed by us in connection with the consummation of the Business Combination	79,175,666 (based on the total shares of Common Stock outstanding as of March 23, 2026)

Exercise price of the Warrants	(i) $10.00 per share for the PIPE Warrants, (ii) $0.01 per share for the Pre-Funded Warrants, and (iii) $24.00 per share for the Convert Warrants.

Conversion price of the Convertible Notes	$10.00 per share, subject to adjustment in accordance with the Convertible Security Subscription Agreement.

Use of proceeds

We will not receive any proceeds from the sale of shares of Common Stock by the selling stockholders. We will receive up to an aggregate of approximately $96.8 million from the exercise of the Warrants, assuming exercise in full of all the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We believe the likelihood that the holders of the Warrants will exercise or convert their securities, and therefore the amount of cash proceeds that we would receive is dependent upon the trading price of our common stock. If the trading price for Common Stock is less than the exercise price for the Warrants, meaning the Warrants are “out of the money”, we believe the holders of the Warrants will be unlikely to exercise these Warrants on a cash basis. To the extent that any Warrants are exercised on a cashless basis, we would not receive any cash from such exercise and the total amount of cash we would receive from the exercise of the Warrants will decrease. See “Use of Proceeds.”

•      Given the substantial number of shares of Common Stock being registered for potential resale by the selling stockholders pursuant to this prospectus, the sale of shares of the selling stockholders of a large number of shares, or the perception in the market that the selling shareholders intend to sell a large number of shares, could increase the volatility of the market price of Common Stock or result in a significant decline in the market price of Common Stock. Even if the market price of Common Stock is below the exercise prices, some of the selling stockholders may still have an incentive to sell our shares because they purchased the shares at a significantly lower price than the purchase price paid by our public investors or the current market price of Common Stock. While these selling stockholders may, on average, experience a positive rate of return on their investment in Common Stock as a result, the public stockholders may not experience a similar rate of return on the securities they purchased due to differences in their purchase prices and the trading price. For more information, see “Risk Factors — Risks Related to Ownership of Our Securities — The shares of Common Stock being offered in this prospectus represent a substantial percentage of our outstanding Common Stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our Common Stock to decline significantly” and the section entitled “Selling Stockholders”. The sales of the securities by the selling stockholders, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future and at a price that we deem appropriate.

Terms of the offering	The selling stockholders will determine when and how they will dispose of the shares of Common Stock registered for resale under this prospectus.

Restrictions on transfer	Certain of our securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Common Stock by the selling stockholders, except with respect to amounts received by us due to the exercise of any warrants for cash.

Risk factors	See “Risk Factors” beginning on page 6 and other information incorporated by reference in this prospectus for a discussion of factors you should consider before investing our securities.

Nasdaq ticker symbol	Our Common Stock is currently traded on Nasdaq under the symbol “ADGM.”

The number of shares of Common Stock outstanding is based on 22,210,459 shares of Common Stock outstanding as of March 23, 2026 and excludes the following, in each case as of March 23, 2026, except as otherwise noted:

•	3,232,331 shares of Common Stock issuable upon conversion of the Convertible Notes, assuming a conversion price of $10.00 per share and assuming the conversion of $20 million aggregate principal amount of Convertible Notes plus interest accrued through April 30, 2028 (i.e., the maturity date of the Convertible Notes);

•	1,500,000 shares of Common Stock issuable upon exercise of certain Convert Warrants that are registered on a separate registration statement to be filed concurrently with this Offering;

•	2,963,612 shares of Common Stock issuable upon the exercise of certain Pre-Funded Warrants related to the private placement in October 2025 (the “October 2025 Private Placement”);

•	6,012,943 shares of Common Stock issuable upon the exercise of certain Tranche A Warrants, 6,012,943 shares of Common Stock issuable upon the exercise of certain Tranche B Warrants, and 6,012,943 shares of Common Stock issuable upon the exercise of certain Tranche C Warrants related to the October 2025 Private Placement;

•	7,587 shares of Common Stock issuable upon the exercise of outstanding options under Adagio’s equity plans that were assumed in the Business Combination;

•	8,106,805 shares of Common Stock issuable upon the exercise of outstanding options under the 2024 Equity Incentive Plan;

•	1,340,000 shares of Common Stock issuable upon the exercise of outstanding options under the 2024 Key Employee Equity Incentive Plan; and

•	1,364,682 shares of Common Stock reserved for future issuance under the 2024 Equity Incentive Plan, 2,014,445 shares of Common Stock reserved for future issuance under the 2024 Key Employee Equity Incentive Plan, and 441,293 shares of Common Stock reserved for future issuance under the 2024 Employee Stock Purchase Plan.

For additional information concerning the offering, see “Plan of Distribution” beginning on page 13.

Risk Factors

Investing in our common stock involves risks. Before you make a decision to invest in our common stock, in addition to the risks and uncertainties discussed above under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this prospectus from our Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q or current reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities.

For more information, see “Where You Can Find More Information.” If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Use of Proceeds

All of the shares of Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $96.9 million from the exercise of the Warrants and the Pre-Funded Warrants assuming the exercise in full of all of such warrants for cash. We expect to use the net proceeds from the exercise of the Warrants and the Pre-Funded Warrants for general corporate purposes. We will have broad discretion over the use of such proceeds. There is no assurance that the holders of the Warrants and the Pre-Funded Warrants will elect to exercise any or all of such warrants.

The Warrants may be exercised for cash or on a cashless basis. To the extent that any such warrants are exercised on a cashless basis, we would not receive any cash from such exercise and the total amount of cash that we would receive from the exercise of the Warrants will decrease. We believe the likelihood that holder of the Warrants will exercise such warrants for cash and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the Warrants are “out of the money,” meaning the exercise price is higher than the market price of our Common Stock, the holders of the Warrants are not likely to exercise them.

In addition, while the selling stockholders may, on average, experience a positive rate of return on their investment in the Common Stock, the public securityholders may not experience a similar rate of return on the Common Stock they purchased if there is such a decline in price and due to differences in the purchase price and the current market price. The sales of the securities by the selling stockholders, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future and at a price that we deem appropriate. See “Risk Factors” for more details.

Determination of Offering Price

We cannot currently determine the price or prices at which shares of Common Stock may be sold by the selling stockholders under this prospectus.

Selling Stockholders

The shares of Common Stock being offered by the selling stockholders are those shares of Common Stock held by the selling stockholders as of the closing of the transactions contemplated by the Business Combination Agreement, including (i) up to 7,951,913 PIPE Shares and up to 110,000 Registration Delay Shares issued pursuant to the terms of the Convert Waivers, (ii) up to 670,000 Pre-Funded Warrant Shares, with an exercise price of $0.01 per share (iii) up to 7,528,727 PIPE Warrant Shares, in each of cases (i) through (iii), issued pursuant to those certain amended and restated subscription agreements, dated July 31, 2024 (the “Subscription Agreements”), by and among us, ARYA and the PIPE Investors, at an effective price of approximately $7.10 per PIPE Share (iv) up to 46,717,980 Convertible Note Shares issuable upon the conversion of those certain 13% senior secured convertible notes, with a conversion price of $10.00 per share, subject to adjustment as provided in the Convertible Security Subscription Agreement (v) up to 900,000 Convert Warrant Shares with an exercise price of $24.00 per share, subject to adjustment as provided in such warrants, issued pursuant to the Convertible Security Subscription Agreement and the 2024 Bridge Financing Note Subscription Agreement, (vi) up to 2,354,100 shares issued to the Sponsor, consisting of 499,000 Sponsor Class A Conversion Shares that were initially issued to the Sponsor in a private placement as Class A ordinary shares of ARYA at a price of $10.00 per share, 1,500,000 Sponsor Class B Conversion Shares that were initially issued to the Sponsor as Class B ordinary shares of ARYA at an effective price of approximately $0.007 per share and exchanged for shares of Common Stock at Closing and 355,100 Sponsor Working Capital Shares that were originally issued to Sponsor as Class A ordinary shares of ARYA upon the conversion of certain convertible promissory notes issued by ARYA at an effective price of $10.00 per share, (vii) up to 2,354,100 shares including 492,475 shares of Common Stock issued to certain of our affiliates as consideration in connection with the Business Combination at a price per share of $9.23 per share and 30,000 shares of Common Stock issued to each of Michael Henderson, Todd Wider and Leslie Trigg, which were originally issued as Class B ordinary shares of ARYA, valued at approximately $0.007 per share (viii) up to 1,147,500 shares of Common Stock issuable to the Sponsor that are subject to Share Trigger Price Vesting, which were originally issued as Class B ordinary shares of ARYA, valued at approximately $0.007 per share and exchanged for shares of Common Stock at Closing; and (ix) 1,000 shares of Common Stock issuable upon exercise of certain stock options assumed by us in connection with the consummation of the Business Combination held by our Chief Operating Officer with an exercise price of $1.67 per share.

For additional information regarding the issuance see “Convertible Security Financing (Private Placement)” above. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Please see the section entitled “Plan of Distribution” for further information regarding the selling stockholders’ method of distributing these securities. For information regarding transactions between us and the selling stockholders, see the section entitled “Certain Relationships and Related Party Transactions.”

As used in this prospectus, the term “selling stockholders” includes the selling stockholders listed in the tables below, and their permitted pledgees, donees, transferees, assignees, successors, designees, successors-in-interest and others who later come to hold any of the selling stockholders’ interest in the shares of Common Stock in accordance with the terms of the applicable agreements governing their respective registration rights, other than through a public sale.

The table below is prepared based on information provided to us by the selling stockholders and lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock held by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by the selling stockholders prior to this offering, based on their respective ownership of shares of Common Stock, as of February 3, 2025, assuming conversion of the Convertible Notes and exercise of the Convert Warrants held by each such selling stockholder on that date but taking account of any limitations on conversion and exercise set forth therein. The third column lists the shares of Common Stock being offered by this prospectus, assuming conversion of the Convertible Notes and exercise of the PIPE Warrants, Pre-Funded Warrants and Convert Warrants by the selling stockholders and does not take in account any limitations on (i) conversion of the Convertible Notes set forth therein or (ii) exercise of the PIPE Warrants, Pre-Funded Warrants and Convert Warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the Convertible Notes and the Convert Warrants, this prospectus generally covers the resale of the sum of (i) 200% of the maximum number Convertible Note Shares issued or issuable upon conversion of the Convertible Notes, (assuming that such Convertible Notes are convertible at the alternative conversion price, defined as the lowest of (x) $10.00 and (y) 85% of the lowest volume-weighted average price of the Common Stock during the five (5) consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable notice of conversion), including payment of the interest on the Convertible Notes through April 30, 2028 and (ii) the maximum number of Convert Warrant Shares issuable upon exercise of the Convert Warrants, in each case, determined as if the outstanding Convertible Notes (including interest on the Convertible Notes through April 30, 2028) and Convert Warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at an alternate conversion price or exercise price (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price and alternate conversion price of the Convertible Notes and the exercise price of the Convert Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the PIPE Warrants, Convertible Notes and Convert Warrants, a selling stockholder may not convert the notes or exercise the warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% or 9.99%, as applicable, of the outstanding shares of the Company following such conversion or exercise. The number of shares in the first and third columns reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of Shares of Common Stock Beneficially Owned	Maximum Number of Shares of Common Stock to be Sold Pursuant		Common Stock Beneficially Owned After the Offering(3)
Name of Selling Stockholder	Prior to Offering(1)	to this Prospectus(2)		Number	Percent
ADAR 1 Partners, LP	20,151,629	20,061,139	(4)	90,490	—
Affinity Healthcare Fund, LP	393,137	259,637	(5)	133,500	—
Hakon Bergheim	8,539	8,539	(6)	—	—
Olav Bergheim	234,134	234,134	(7)	—	—
CVF LLC	250,802	250,802	(8)	—	—
John Dahldorf	—	—		—	—
Eagle Harbor Multi-Strategy Master Fund Limited	61,177	54,320	(9)	6,857	—
Michael Henderson	30,000	30,000		—	—
MAP214 Segregated Portfolio	199,585	172,287	(10)	27,298	—
Perceptive Life Sciences Master Fund, Ltd.	40,449,359	39,909,350	(11)	540,009	—
Entities affiliated with RA Capital Management, L.P.	1,337,813	2,622,222	(12)	581,704	—
Entities affiliated with RTW Investments, LP	386,957	258,987	(13)	127,970	—
Shaolin Capital Partners Master Fund, Ltd	442,655	381,113	(14)	61,542	—
Shaolin Capital Partners SP	183,598.00	159,565	(15)	24,033	—
Leslie Trigg	30,000	30,000		—	—
Todd Wider	30,000	30,000		—	—
Total Shares	67,578,374	67,853,655		1,590,862	1.91%

(1)	Applicable percentage ownership is based on 15,381,565 shares of our Common Stock outstanding as of February 3, 2025, and based on 83,345,260 shares of our Common Stock outstanding after the offering.

(2)	For the purpose of the calculations of Common Stock to be sold pursuant to this prospectus we are assuming, in accordance with the Registration Rights Agreement, that (i) interest on the Convertible Notes has accrued through the two year maturity date and is paid in shares of our Common Stock, at an interest rate of 13% per annum, (ii) an event of default under the Convertible Notes has not occurred, (iii) the Convertible Notes are converted at the alternate conversion price of $0.83, and (iv) the exercise of all of the Convert Warrants in full without regard to any limitations on exercise set forth in the Convert Warrants.

(3)	Represents the amount of shares of Common Stock that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares of Common Stock underlying the Convertible Notes and Convert Warrants registered for sale by the registration statement of which this prospectus is part of will be sold, and (b) no other shares of Common Stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders are not obligated to sell all or any portion of the shares of our Common Stock offered pursuant to this prospectus.

(4)	Consists of 54,481 PIPE Shares, 120,000 shares of Common Stock issuable upon exercise of the PIPE Warrants issued to ADAR1 Partners, LP (“ADAR1 Partners”), 45,833 Registration Delay Shares, 375,000 Convert Warrant Shares and up to 19,465,825 Convertible Note Shares reserved for issuance upon the conversion of an aggregate principal amount of $5.0 million Convertible Notes issued at the time of the Business Combination pursuant to the Purchase Agreement, at a conversion price of $1.00 per share (this represents the maximum number of Convertible Note Shares, including the maximum principal amount of Convertible Note Shares issuable with respect of interest paid-in-kind on the Convertible Notes issued through the maturity date). ADAR1 Capital Management GP, LLC (“ADAR1 Capital”) acts as the general partner of ADAR1 Partners. Daniel Schneeberger serves as the Manager of ADAR1 Capital and has voting and investment control over the shares held by ADAR1 Partners, LP. Mr. Schneeberger disclaims beneficial ownership of the shares held by ADAR1 Partners, except to the extent of his pecuniary interest therein. The principal business address of each of ADAR1 Partners, LP and ADAR1 Capital is 3503 Wild Cherry Drive, Building 9, Austin, Texas 78738.

(5)	Consists of 79,735 PIPE Shares and 179,902 shares of Common Stock issuable upon exercise of the PIPE Warrants issued to Affinity Healthcare Fund, LP (the “Fund”). Affinity Asset Advisors, LLC (the “Advisor”) is the investment manager of the Fund and exercises investment discretion with regard to the shares of Common Stock owned by the Fund. The Fund and the Advisor have the shared power to vote or to direct the vote and to dispose or direct the disposition of such shares of Common Stock of the Issuer owned by the Fund. The Advisor may be deemed to be the beneficial owner of such shares of Common Stock of the Issuer owned by the Fund by virtue of its position as investment manager of the Fund. The principal business address of each of the Fund and the Advisor is 767 Third Avenue, 15th Floor, New York, NY 10017.

(6)	Consists of (i) 7,539 shares of Common Stock issued to Hakon Bergheim in exchange for the shares of Common Stock held by Hakon Bergheim immediately prior to Closing and (ii) 1,000 In-the-Money Adagio Options.

(7)	Consists of 212,053 shares of Common Stock held by Fjordinvest LLC and 22,081 shares of Common Stock held by Micro NV LLC. Olav Bergheim is the current President of Fjordinvest and Micro NV and, as such, has voting and investment discretion over the shares held by Fjordinvest and Micro NV.

(8)	HCC Manager LLC is the investment manager of CVF LLC. Richard Robb, President of HCC Manager LLC, has voting and investment control over the shares held by CVF LLC. Mr. Robb disclaims beneficial ownership of the shares held by CVF LLC, except to the extent of his pecuniary interest therein. The principal business address of CVF LLC is 222 North LaSalle Street, Suite 2000 Chicago, IL 60601.

(9)	Consists of 26,310 PIPE Shares and 28,010 shares of Common Stock issuable upon exercise of the PIPE Warrants issued to Eagle Harbor Multi-Strategy Master Fund Limited (“Eagle Harbor”). Lighthouse Investment Partners (“Lighthouse”) is the investment manager for Eagle Harbor. David Puritz and Michael Jester are the General Partners of Shaolin Capital Management LLC (“Shaolin Management”) and serve as the sub investment advisor investment to Eagle Harbor. They have voting and investment control over the shares held by Eagle Harbor. Mr. Puritz and Mr. Jester disclaim beneficial ownership of the shares held by Eagle Harbor, except to the extent of their pecuniary interest therein. The principal business address of each of Eagle Harbor and Lighthouse is 230 NW 24th Street, Suite 603, Miami, Florida 33127.

(10)	Consists of 80,897 PIPE shares and 91,390 shares of Common Stock issuable upon exercise of the PIPE Warrants issued to MAP214 Segregated Portfolio (“MAP214”). Lighthouse serves as investment manager for MAP214. David Puritz and Michael Jester are the General Partners of Shaolin Management and serve as the sub investment advisor to MAP214. They have voting and investment control over the shares who shares held by MAP214. Mr. Puritz and Mr. Jester disclaim beneficial ownership of the shares held by MAP214, except to the extent of their pecuniary interest therein. The principal business address of each of MAP214 and Lighthouse is 230 NW 24th Street, Suite 603, Miami, Florida 33127.

(11)	Consists of 6,622,959 PIPE Shares, 537,438 shares of Common Stock issued in respect of the Perceptive PIPE Investor’s pre-Closing ownership interest in Adagio Medical, 5,445,069 shares of Common Stock issuable upon exercise of the PIPE Warrants issued to the Perceptive PIPE Investor, 64,167 Registration Delay Shares, 525,000 Convert Warrant Shares, 803,250 Earn-Out Shares, 1,647,870 Common Shares and up to 27,252,155 Convertible Note Shares reserved for issuance upon the conversion of an aggregate principal amount of $7.0 million Convertible Notes issued at the time of the Business Combination pursuant to the 2024 Bridge Financing Note Subscription Agreement, at a conversion price of $0.83 per share (this represents the maximum number of Convertible Note Shares, including the maximum principal amount of Convertible Note Shares issuable with respect of interest paid-in-kind on the Convertible Notes issued through the maturity date). The securities are directly held by the Perceptive PIPE Investor. Perceptive Advisors serves as the investment manager of the Perceptive PIPE Investor. Mr. Edelman serves as the managing member of Perceptive Advisors. The principal business address of each of Perceptive Fund and Perceptive Advisors is 51 Astor Place, 10th Floor, New York, NY 10003. On September 27, 2024, ARYA Sciences Holdings IV effectuated a pro rata distribution for no consideration to its shareholders and 1,647,870 Common Shares and 803,250 Sponsor Earn-Out Shares were distributed to the Master Fund.

(12)	Consists of an aggregate of 670,000 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, 752,222 PIPE Shares and 1,200,000 shares of Common Stock issuable upon exercise of the PIPE Warrants issued to RA Capital Healthcare Fund, LP (“RA Healthcare” and RA Capital Nexus Fund II, L.P. “RA Nexus”). RA Capital Management, L.P. (“RA Capital”), is the investment manager for RA Healthcare and RA Nexus. The general partner of RA Capital is RA Capital Management GP, LLC, or RA Capital GP, of which Peter Kolchinsky and Rajeev Shah are the managing members. RA Capital, RA Capital GP, Peter Kolchinsky and Rajeev Shah may be deemed to have voting and investment power over the shares held of record by RA Healthcare and RA Nexus. RA Capital, RA Capital GP, Peter Kolchinsky, and Rajeev Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The principal business address of each of RA Healthcare and RA Capital is 200 Berkeley Street, 18th Floor, Boston, MA 02116.

(13)	Consists of 81,391 PIPE Shares and 177,596 shares of Common Stock issuable upon exercise of the PIPE Warrants held in the aggregate by RTW Master Fund, Ltd. (“RTW Master Fund”), RTW Innovation Master Fund Ltd. (“RTW Innovation”) and RTW Biotech Opportunities Operating Ltd (“RTW Biotech” and collectively with RTW Master Fund and RTW Innovation, the “RTW Funds”). RTW Investments, LP (“RTW Investments”) in its capacity as the investment manager for the RTW Funds, has the power to vote and the power to direct the disposition of the shares held by the RTW Funds. Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, MD serves as the Managing Partner of RTW Investments and has voting and investment control over the shares held by RTW Biotech. Dr. Wong disclaims beneficial ownership of the shares held by the RTW Funds, except to the extent of his pecuniary interest therein. The principal business address of each of RTW Investments and Dr. Wong is 40 10th Avenue, Floor 7, New York, NY 10014.

(14)	Consists of 178,420 PIPE Shares and 202,693 shares of Common Stock issuable upon exercise of the PIPE Warrants issued to Shaolin Capital Partners Master Fund, Ltd (“Shaolin Capital”). Shaolin Management is the investment manager for Shaolin Capital. David Puritz and Michael Jester serve as the General Partners of Shaolin Management and have voting and investment control over the shares held by Shaolin Capital. Mr. Puritz and Mr. Jester disclaim beneficial ownership of the shares held by Shaolin Capital, except to the extent of their pecuniary interest therein. The principal business address of each of Shaolin Capital and Shaolin Management is 230 NW 24 Street, Suite 603, Miami, Florida 33127.

(15)	Consists of 75,498 PIPE Shares and 84,067 shares of Common Stock issuable upon exercise of the PIPE Warrants issued to Shaolin Capital Partners SP (“Shaolin Partners”). Lighthouse is the investment manager for Shaolin Partners. David Puritz and Michael Jester are the General Partners of Shaolin Management and serve as the sub investment advisor to Shaolin Partners. They have voting and investment control over the shares held by Shaolin Partners. Mr. Puritz and Mr. Jester disclaim beneficial ownership of the shares held by Shaolin Partners, except to the extent of their pecuniary interest therein. The principal business address of each of Shaolin Partners and Lighthouse is 230 NW 24 Street, Suite 603, Miami, Florida 33127.

Plan of Distribution

We are registering the resale by the selling stockholders of up to 67,963,695 shares of Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date this registration statement is declared effective by the SEC;

•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Convertible Note shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the Convert Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the applicable registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the applicable related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

Material U.S. Federal Income Tax Consequences to Non-U.S. Holders

The following discussion is a summary of certain material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the ownership and disposition of shares of our Common Stock that are being offered pursuant to this offering. This discussion applies only to holders that hold shares of our Common Stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (generally, property held for investment).

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the ownership and disposition of shares of our Common Stock. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to Non-U.S. Holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a Non-U.S. Holder of the ownership or disposition of our securities.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any non-income U.S. tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders: owning, or deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities, or currencies, regulated investment companies or real estate investment trusts, tax-qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle, or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, S corporations, partnerships, or other pass-through entities or arrangements for U.S. federal income tax purposes (and any holder of interests therein), certain former U.S. citizens or long-term residents, and U.S. holders.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our Common Stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the ownership and disposition of shares of our Common Stock.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK THAT ARE BEING OFFERED PURSUANT TO THIS OFFERING. EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of shares of our Common Stock that is neither a “U.S. person” nor a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A “U.S. person” is any person who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions

In general, any distributions we make to a Non-U.S. Holder on shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “— Gain on Sale, Exchange, or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to a U.S. person. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Non-U.S. Holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange, or Other Taxable Disposition of Common Stock

Subject to the discussions below regarding FATCA and backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, exchange, or other taxable disposition of shares of our Common Stock, unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held the shares of our Common Stock (the “relevant period”) and, in the case where shares of Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, actually or constructively, more than 5% of our Common Stock at any time within the relevant period. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. person. Any gains described in the first bullet point above of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax, which may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. Holder and applicable exceptions are not available, gain recognized by such Non-U.S. Holder on the sale, exchange, or other taxable disposition of shares of our Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we are not and do not anticipate becoming a United States real property holding corporation; however, such determination is factual in nature and subject to change so there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) and Treasury Regulations and administrative guidance promulgated thereunder impose a U.S. federal withholding tax of 30% on certain payments paid to a “foreign financial institution” (as specifically defined by applicable rules) unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by the payee. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends on shares of our Common Stock. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale of shares of our Common Stock beginning on January 1, 2019, but the U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate such U.S. federal withholding tax of 30% applicable to the gross proceeds of a disposition of shares of our Common Stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their ownership and disposition of shares of our Common Stock.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions on and the proceeds from a sale or other disposition of shares of our Common Stock. A Non-U.S. Holder generally will have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Legal Matters

The validity of the securities offered hereby was passed upon for us by Reed Smith LLC.

Experts

The financial statements incorporated in this prospectus by reference to Adagio Medical Holdings, Inc.’s Annual Report on Form 10-K dated March 27, 2026 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of WithumSmith+Brown, PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the internet at the SEC’s website at http://www.sec.gov.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on the Investor Relations section of our website, which is located at https://us.adagiomedical.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Our website address is https://us.adagiomedical.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This registration statement incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 27, 2026; and

•	the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on August 1, 2024 (File No. 001-42199) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus any further filings we make with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC), including all filings after the date hereof and prior to the effectiveness of the Registration Statement.

We have filed with the SEC the Registration Statement under the Securities Act of 1933, as amended covering the securities to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the Registration Statement, some of which is contained in exhibits to the Registration Statement. The Registration Statement, including the exhibits, can be read at the SEC website referred to above under “Where You Can Find More Information.” Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement or any other document incorporated herein by reference, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person who receives a copy of this prospectus on the written or oral request of that person made to:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table is an estimate of the expenses payable by us in connection with the securities being registered hereby. The SEC registration fee and certain other fees were previously paid in connection with the filing of the registration statement on Form S-1 (File No. 333-284266) with the SEC, to which this registration statement is Post-Effective Amendment No. 1.

Amount
SEC registration fee	$5,353.90
FINRA filing fee	*
Legal fees and expenses	*
Printing fees	*
Miscellaneous fees and expenses	*
Total	$5,353.90

*      These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

Discounts, concessions, commissions and similar selling expenses attributable to the sale of the securities covered by this prospectus will be borne by the selling securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the securities with the SEC, as estimated in the table above.

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with our directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 16. Exhibits

Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date
2.1†	Business Combination Agreement, dated as of February 13, 2024, by and among Aja HoldCo, Inc., ARYA Sciences Acquisition Corp IV, Aja Merger Sub 1, Aja Merger Sub 2, Inc. and Adagio Medical, Inc.	8-K	001- 42199	2.1	August 6, 2024
2.2	Consent and Amendment No. 1 to the Business Combination Agreement, dated as of June 25, 2024, by and among ARYA Sciences Acquisition Corp IV and Adagio Medical, Inc.	8-K	001- 42199	2.2	August 6, 2024
3.1	Amended and Restated Certificate of Incorporation of the Company.	8-K	001- 42199	3.1	August 6, 2024
3.2	Amended and Restated By-Laws of the Company.	8-K	001- 42199	3.2	August 6, 2024
4.1	Form of Base Warrant Agreement.	8-K	001- 42199	4.1	August 6, 2024
4.2	Form of Pre-Funded Warrant Agreement.	8-K	001- 42199	4.2	August 6, 2024
4.3	Form of Convert Warrant Agreement.	8-K	001- 42199	4.3	August 6, 2024
4.4	Specimen Common Stock Certificate.	8-K	001- 42199	4.4	August 6, 2024
5.1	Opinion of Reed Smith LLP.	S-1	333-284266	5.1	January 14, 2025
10.1	Form of Convertible Security Subscription Agreement.	8-K	001- 42199	10.1	August 6, 2024
10.2	Form of Adagio Holdings Stockholder Transaction Support Agreement.	8-K	001-42199	10.4	August 6, 2024
10.3	Convert Guaranty, dated as of July 31, 2024, by and among Adagio Medical and the other parties thereto.	8-K	001- 42199	10.9	August 6, 2024
10.4	Convert Security Document, dated as of July 31, 2024, by and among Adagio Holdings, Adagio Medical and the other parties thereto.	8-K	001- 42199	10.10	August 6, 2024
10.5	Registration Rights Agreement dated as of July 31, 2024, by and among Adagio Medical, Perceptive Life Sciences Master Fund, Ltd. and the other parties thereto.	8-K	001- 42199	10.11	August 6, 2024
10.6	Form of Adagio Holdings Convertible Note.	8-K	001- 42199	10.12	August 6, 2024
10.7	Form of Non-Redemption Subscription Agreement.	8-K	001- 42199	10.13	August 6, 2024
10.8	Form of Open Market Purchase Subscription Agreement.	8-K	001- 42199	10.14	August 6, 2024
10.9	Form of Subscription Agreement with Pre-Funded Warrant and PIPE Warrant.	8-K	001- 42199	10.15	August 6, 2024
10.10	PIPE Subscription Agreement, by and among the Perceptive PIPE Investor, Adagio and ARYA.	8-K	001- 42199	10.16	August 6, 2024

Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date
10.11	Amendment to PIPE Subscription Agreement, by and among the Perceptive PIPE Investor, Adagio and ARYA.	8-K	001- 42199	10.17	August 6, 2024
10.12	Amended and Restated Subscription Agreement, by and among the Perceptive PIPE Investor, Adagio and ARYA.	8-K	001- 42199	10.18	August 6, 2024
10.13	Form of Amended and Restated Subscription Agreement with Pre-Funded Warrant and Warrant.	8-K	001- 42199	10.19	August 6, 2024
10.14	Form of Amended and Restated Open Market Purchase Subscription Agreement.	8-K	001- 42199	10.20	August 6, 2024
10.15	Form of Amended and Restated Non-Redemption Subscription Agreement.	8-K	001- 42199	10.21	August 6, 2024
10.16	2024 Bridge Financing Note Subscription Agreement, dated as of February 13, 2024, by and between ListCo, the Perceptive PIPE Investor and certain other investors thereto	8-K	001- 42199	10.22	August 6, 2024
10.17	Form of Convert Waiver	8-K	001-42199	10.1	January 6, 2025
23.1	Consent of Reed Smith LLP (included as part of Exhibit 5.1).	S-1	333-284266	5.1	January 14, 2025
23.4*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for Adagio Medical Holdings, Inc.
24.1	Power of Attorney.	S-1	333-284266	24.1	January 14, 2025

* Filed herewith.

† Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

# Indicates a management contract or compensatory plan, contract or arrangement.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering being made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Laguna Hills, California, on this 1st day of April, 2026.

ADAGIO MEDICAL HOLDINGS, INC.

By:	/s/ Todd Usen
Name: Todd Usen
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Todd Usen	Chief Executive Officer and Director	April 1, 2026
Todd Usen	(Principal Executive Officer)

/s/ Deborah Kaster	Chief Financial Officer	April 1, 2026
Deborah Kaster	(Principal Financial Officer and Principal Accounting Officer)

*	Director	April 1, 2026
James L. Cox

*	Director	April 1, 2026
Orly Mishan

*	Director	April 1, 2026
Keyvan Mirsaeedi-Farahani

*	Director	April 1, 2026
Timothy Moran

*	Director	April 1, 2026
Sandra Gardiner

/s/ Todd Usen
Todd Usen
Attorney-in-fact